PROSPECTUS SUPPLEMENT                           Filed pursuant to Rule 424(b)(3)
To Prospectus Dated November 3, 1997,                 Registration No. 333-09187
As Supplemented to Date



PROSPECTUS SUPPLEMENT

                                5,000,000 Shares

                                 PHYMATRIX CORP.

                                  Common Stock

                                 ---------------

     This Prospectus Supplement (the "Supplement") supplements PhyMatrix Corp.'s Prospectus dated November 3, 1997 (the "Prospectus") that forms a part of the Post-Effective Amendment No. 5 to its Registration Statement on Form S-4 (File No. 333-09187), by providing the Company's results of operations for the nine-month period ended October 31, 1997, together with comparable results for the nine-month period ended October 31, 1996. This information is derived from unaudited financial statements that reflect, in the opinion of management, all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of the information for the periods presented. The operating results for the period ended October 31, 1997 are not necessarily indicative of results to be expected for any future period. This Supplement should be read in conjunction with the Prospectus. Capitalized terms used but not defined in this Supplement shall have the meanings given them in the Prospectus. For a more detailed description of the Company's results of operations for the nine-month period ended October 31, 1997, reference is made to the Company's Quarterly Report on Form 10-Q filed with the Commission on December 12, 1997.



                                                                             Nine months ended October 31,
                                                                             -----------------------------
                                                                             1996                    1997
                                                                             ----                    ----
                                                                                      (Unaudited)
                                                                           (in thousands, except share data)
Net revenue.........................................................        $140,102               $250,344
Operating expenses:
           Cost of affiliated physician management services.........          29,664                 50,399
           Salaries, wages and benefits.............................          42,540                 63,580
           Depreciation and amortization............................           5,293                  7,832
           Rent.....................................................           6,254                 11,731
           Merger and other noncontinuing costs.....................           1,716                 11,057
           Other....................................................          39,630                 91,643
                                                                           ---------              ---------
                                                                             125,097                236,242

Interest expense....................................................           1,041                  3,146
(Income) from investment in affiliates..............................           (496)                  (586)
                                                                           ---------              ---------
Pretax (loss) income................................................          14,460                 11,542
Income tax expense..................................................           4,918                  7,085
                                                                           ---------              ---------
Net (loss) income...................................................        $  9,542               $  4,457
Net (loss) income per weighted average share........................        $   0.35                  $0.15

PRO FORMA INFORMATION:(1)
Adjustment to income tax expense....................................             479                    625
Net (loss) income...................................................           9,063                  3,832
Net (loss) income per weighted average share........................        $   0.33               $   0.13

Weighted average number of shares outstanding.......................          27,266                 29,468
                                                                           =========              =========


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(1)   Reflects the effect on historical results as if Clinical Studies Ltd.
      (which was acquired during October 1997 and accounted for as a pooling of interests) had been a C corporation rather than an S corporation and had paid income taxes.

          The date of this Prospectus Supplement is December 17, 1997.